EXHIBIT 11


                     INTERCELL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                (UNAUDITED)

                                                Three months                      Six months
                                               ended March 31,                   ended March 31,
                                           1999               1998           1999           1998
                                     ----------------   --------------  ------------  -------------
Net loss                              $(  332,000)       ( 2,833,000)    (  836,000)   ( 5,832,000)

Deemed dividends on Series B,C, and
  D preferred stock relating to
  in-the-money conversion terms        (   15,000)       (    30,000)    (   29,000)   (    30,000)
Accrued dividends on Series D
  preferred stock                      (   38,000)       (    37,000)    (   75,000)   (    37,000)
Accretion on Series B and C
  preferred stock                      (   29,000)       (    29,000)    (   58,000)   (    64,000)
                                        ---------         ----------      ---------     ----------

Net loss applicable to common
  shareholders                        $(  414,000)       ( 2,929,000)    (  998,000)   ( 5,963,000)
                                        =========         ==========      =========     ==========

Weighted average number of common
  shares outstanding                   39,500,246         32,061,656     38,514,887     30,222,670

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                        -                  -              -              -
                                       ----------         ----------     ----------     ----------

                                       39,500,246         32,061,656     38,514,887     30,222,670
                                       ==========         ==========     ==========     ==========

Basic and diluted loss per share
  applicable to common
  to common shareholders:
    Loss from continuing operations   $(     0.01)       (      0.05)   (      0.03)   (      0.10)
    Loss from discontinued
      operations                       (     0.00)       (      0.04)   (      0.00)   (      0.10)
                                        ---------         ----------     ----------     ----------

Basic and diluted loss per
  common share                        $(     0.01)       (      0.09)   (      0.03)   (      0.20)
                                        =========         ==========     ==========     ==========



No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants would have been antidilutive.

Fully diluted and supplementary net loss per share is not presented as the amounts are not dilutively or incrementally different from primary net loss per share amounts.


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